SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                     FORM 8-K

                                                  CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 11, 1996


                              BLUEGREEN CORPORATION
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             (Exact name of registrant as specified in its charter)


Massachusetts                        0-19292             03-0300793
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(State or other jurisdiction of     (Commission          (I.R.S. Employer
  incorporation                      file number)        Identification number)


5295 Town Center Road, Boca Raton, Florida                       33486
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(Address of principal executive offices)                        (Zip Code)


                                  561-361-2700
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                (Registrant's telephone number, including area code)


                                      None
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             (Former name or former address, if changed since last report)



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Item 5. Other Events

On December 11, 1996, Bluegreen Corporation (the "Company") sold, or otherwise absolutely transferred and assigned, $5.74 million aggregate principal amount of mortgage notes receivable (the "Mortgage Pool") to Bluegreen Receivables Finance Corporation II, a wholly-owned subsidiary of the Company (the "Depositor"), and the Depositor sold the Mortgage Pool to Bluegreen REMIC Trust, Series 1996-2 (the "1996-2 REMIC Trust"). Simultaneous with the sale, the 1996-2 REMIC Trust issued three classes of Fixed Rate REMIC Mortgage Pass-Through Certificates (the "Certificates"). Each Certificate evidences a fractional undivided interest in the Mortgage Pool. The Certificates were issued pursuant to the terms of a Pooling and Servicing Agreement dated as of April 15, 1996 (the "Pooling Agreement") among the Company, the Depositor, Bluegreen Corporation REMIC Trust Series 1996-2 and First Trust National Association, as trustee. The initial principal balances of the Class A and Class B certificates were approximately $5.28 million and $459,000, respectively. The Class R Certificates have no initial principal balance and do not bear interest. The Class A and Class B Certificates bear interest at a rate of 8.49% and 9.49%, respectively.

The 1996-2 REMIC Trust consists of a pool of fixed and adjustable rate first mortgage loans secured by land property sold by the Company. The fixed interest rate mortgages represent approximately 98% of the total pool, while the variable interest rate mortgages represent approximately 2%. The weighted average interest rate on the fixed and variable rate mortgages was approximately 10.75% and 15.45%, respectively. Collections of principal and interest on the Mortgage Pool, net of certain servicing and trustee fees, are remitted to Certificateholders on a monthly basis. The proceeds of collections on the Mortgage Pool are distributed to the Certificateholders in the order of priority specified in the Pooling Agreement. The Class B and R Certificates are subordinated to the Class A Certificates and the R Certificates are subordinated to the Class B Certificates, as provided in the Pooling Agreement.

On December 11, 1996, the Depositor sold the Class A Certificates issued under the Pooling Agreement to an institutional investor for aggregate proceeds of approximately $5.28 million in a private placement transaction and retained the Class B and Class R Certificates. The terms of the REMIC financing were determined by arm's length negotiations between the parties. The Certificates have not been, and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. A portion of the proceeds from the transaction was used to repay approximately $2.6 million of outstanding debt. The balance of the proceeds, after payment of transaction expenses and fees, resulted in an increase of approximately $2.5 million in the Company's unrestricted cash.

The Company will be paid an annualized servicing fee of .5% of the scheduled principal balance of those notes in the Mortgage Pool on which the periodic payment of principal and interest is collected in full. Under the terms of the Pooling Agreement, the Company has the obligation to repurchase or replace mortgage loans in the Mortgage Pool with respect to which there was a breach of the Company's representations and warranties contained in the Pooling Agreement at the date of sale, which breach materially and adversely affects the rights of Certificateholders. In addition, the Company, as servicer, is required to make advances of delinquent payments to the extent deemed recoverable. However, the certificates are not obligations of the Company, the Depositor or any of their affiliates and the Company has no obligation to repurchase or replace mortgage loans solely due to delinquency.

A copy of the Pooling Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference. The foregoing description of the REMIC financing is subject to, and qualified in its entirety by, reference to such Exhibit.

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (c)      Exhibits

         Exhibit                    Description of Exhibit

         99.2 Pooling and Servicing Agreement dated as of November 15, 1996 by and among Bluegreen Corporation REMIC Trust Series 1996-2, Bluegreen Corporation, Bluegreen Receivables Finance Corporation II and First Trust National Association, as Trustee


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  Bluegreen Corporation

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Date: December 30, 1996                           Alan L. Murray
                                                  Treasurer and Chief Financial
                                                  Officer